Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Avery Dennison Corp
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Debt	3.750% Senior Notes due 2034	Rules 457(o) and 457(r)	$540,650,000	99.672%	$538,876,668	0.00015310	$82,502.02

Total Offering Amounts							$82,502.02

Total Fees Previ ously Paid							—

Total Fee Offsets							—

Net Fee Due							$82,502.02

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on
Form S-3 (No. 333-264452), in
accordance with Rules 456(b) and 457(r) under the Securities Act. Amounts are based on the October 25, 2024 euro/U.S. dollar exchange rate of €1.00 = $1.0813, as published by the U.S. Federal Reserve Board.